Exhibit 99.1

Trovagene, Inc. Announces Fourth Quarter and Year End 2012 Earnings

SAN DIEGO, CA — April 1, 2013 — Trovagene, Inc. (NASDAQ: TROV), a developer of transrenal molecular diagnostics, today reported its financial results for the three months and the year ended December 31, 2012.

Fourth Quarter 2012 Financial Results

For the fourth quarter ended December 31, 2012, Trovagene reported a net loss of $6.3 million, or $0.43 per share, as compared to a net loss of $1.3 million, or $0.12 per share, for the three months ended December 31, 2011. The increase in net loss is primarily due to a change in fair value of derivative instruments related to warrants of $4.9 million, $0.33 per share, as well as an increase in the total research and development costs and general and administrative expenses of $0.7 million, or $0.05 per share, during the fourth quarter of 2012 as compared to the prior year comparable period.

Year End 2012 Financial Results

For the year ended December 31, 2012, Trovagene reported a net loss of $11.6 million or $0.89 per share, as compared to a net loss of $2.3 million, or $0.23 per share, for the twelve months ended December 31, 2011. The increase in net loss is primarily due to a change in fair value of derivative instruments related to warrants of $6.7 million, or $0.51 per share, as well as an increase in the total research and development costs and general and administrative expenses of $2.1 million, $0.16 per share, as compared to the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $10.8 million at December 31, 2012, as compared to $0.7 million at December 31, 2011. The increase in cash is primarily the net result of cash provided by financing activities, including net proceeds of $9.1 million received from an underwritten public offering of our common stock and warrants in the second quarter of 2012. In addition, Trovagene closed a private placement which provided net proceeds of $4.4 million in the fourth quarter of 2012.

Review of 2012 and 2013 Announcements Demonstrate Progress in Development Programs

•                  Launched HPV-HR assay, a urine-base molecular human papillomavirus (HPV) test in 2013.

•                  Extended planned offering of urine-based oncogene mutation tests to include a test for the detection of a specific p53 mutation and a specific double mutation in the hepatitis B virus in 2013.

•                  Expanded clinical collaboration with the University of Texas MD Anderson Cancer Center to include the detection of transrenal BRAF mutations in the urine of patients with advanced or metastatic cancers in 2013 from an initial collaboration for the detection transrenal KRAS mutation in the urine of patients with pancreatic cancer in 2012.

•                  Entered into research collaboration with Brazil’s Barretos Cancer Hospital to evaluate Trovagene’s urine-based HPV assay as a potential Pap smear replacement in 2012.

•                  Entered into an agreement with India’s Strand Life Sciences to validate and commercialize the HPV assay in India and South Asia in 2012.

•                  Granted licenses for NPM1 marker for acute myelogenous leukemia to Quest Diagnostics, Duke University and Genoptix, Inc. in 2012. Received a milestone payment related to the NPM1 patent issuance from Ipsogen, S.A.

•                  Strengthened patent portfolio. Received notification of issuance of two U.S. patents in 2012. Trovagene now has 60 issued patents and 47 pending patents.

•                  Acquired a CLIA-certified, CAP-approved laboratory in 2012.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine. Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Trovagene, Inc.

Financial	Investor Relations
Stephen Zaniboni	Amy Caterina
Chief Financial Officer	Investor Relations
Trovagene, Inc.	Trovagene, Inc.
858-952-7594	858-952-7593
szaniboni@trovagene.com	acaterina@trovagene.com

###

Trovagene, Inc. and Subsidiaries
(A Development Stage Company)

Selected Financial Information

Consolidated Condensed Statements of Operations

(audited)

(in thousands, except for per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$163	$34	$450	$257

Operating expenses:
Research and development	594	308	1,920	910
General and administrative	1,003	603	3,379	2,324
Total operating expenses	1,597	911	5,299	3,234

Loss from operations	(1,434)	(877)	(4,849)	(2,977)

Other income (expense)	4	—	4	(56)
Gain on extinguishment of debt	—	—	—	623
Change in fair value of derivative instruments - warrants	(4,896)	(370)	(6,721)	171
Net (loss) and comprehensive (loss)	$(6,326)	$(1,247)	$(11,566)	$(2,239)

Preferred stock dividend	(10)	(10)	(38)	(38)

Net loss available to common shareholders	$(6,336)	$(1,257)	$(11,604)	$(2,277)

Basic and diluted net loss per share	$(0.43)	$(0.12)	$(0.89)	$(0.23)

Weighted average shares outstanding - basic and diluted	14,716	10,632	13,067	9,712

Trovagene, Inc. and Subsidiaries
(A Development Stage Company)

Consolidated Condensed Balance Sheet Information

(in thousands)

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$10,820	$700
Other assets	590	316
Property and equipment, net	255	23
Total assets	$11,665	$1,039

Accounts payable, accrued expenses and other liabilities	$730	$1,430
Derivative financial instruments	8,766	3,840
Stockholders’ equity (deficiency)	2,169	(4,231)
Total liabilities and stockholders’ equity (deficiency)	$11,665	$1,039

# # #